Exhibit 10.8

TRxADE GROUP, INC.

INDEPENDENT DIRECTOR COMPENSATION POLICY

Adopted April 14, 2020 (the “Adoption Date”)

Non-employee members of the board of directors (the “Board”) of TRxADE Group, Inc., a Delaware corporation (the “Company”) shall be eligible to receive cash and equity compensation commencing effective April 1, 2020 (the “Effective Date”) as set forth in this Independent Director Compensation Policy (this “Policy”).

The cash and equity compensation described in this Independent Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board or the Compensation Committee of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash or equity compensation, unless such Independent Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Policy shall supersede any prior cash or equity compensation arrangements between the Company and its Independent Directors. All awards of restricted shares of Company common stock shall be administered according to the Company’s Amended and Restated 2019 Equity Incentive Plan, as amended from time to time (the “2019 Plan”).

1. Cash Compensation.

(a) Annual Retainers. Each Independent Director shall be eligible to receive an annual retainer of $35,000 for service on the Board.

(c) Committee Chairperson Retainers. The chairperson of the committees of the Board shall be eligible to receive annual retainers in the amounts set forth below:

Chairperson of the Audit Committee	-	$20,000
Chairperson of the Compensation Committee	-	$10,000
Chairperson of the Nominating and Corporate Governance Committee	-	$10,000

(b) Payment of Retainers. The annual retainers and chairperson retainers described in subsections (a) and (b), shall be earned on a quarterly basis based on calendar quarters (beginning on the Effective Date) (1/4th each quarter) and shall be paid by the Company in arrears at the end of each calendar quarter, but not later than the fifth business day following the end of each calendar quarter. In the event an Independent Director does not serve as an Independent Director (or as a chairperson of a committee) for an entire calendar quarter, the retainer paid to such Independent Director shall be prorated for the portion of such calendar quarter actually served as an Independent Director (or as a chairperson of a committee).

2. Equity Compensation. The Independent Directors shall be granted the following restricted stock awards. The awards described below shall be granted under and shall be subject to the terms and provisions of the 2019 Plan and shall be granted subject to the execution and delivery of award agreements setting forth the vesting schedule applicable to such awards and such other terms as may be required by the 2019 Plan.

(a) Initial Awards. A person who is serving as an Independent Director on the Effective Date shall receive that number of restricted shares of common stock of the Company as equals $55,000, divided by the closing sales price of the Company’s common stock (the “Fair Market Value”) on the Adoption Date. The awards described in this subsection (a) shall be referred to as an “Initial Award.” No Independent Director shall be granted more than one Initial Award. The Initial Awards shall be subject to the terms of the 2019 Plan and the restricted stock award agreements entered into between the Company and each Independent Director to evidence and memorialize such awards.

(b) Subsequent Awards. A person who is an Independent Director on each anniversary of the Effective Date shall be awarded, no later than April 30th of that year, such number of shares of restricted common stock as is determined by dividing (i) $55,000, by (ii) the Fair Market Value per share of the Company’s common stock on April 1st (or the first business day following April 1st) of such year. The awards described in this subsection (b) shall be referred to as “Subsequent Awards.” The Subsequent Awards shall be subject to the terms of the 2019 Plan and the Restricted Stock Award agreements entered into between the Company and each Independent Director to evidence and memorialize such awards.

(c) Terms of Vesting of Restricted Stock Awards Granted to Independent Directors. Each Initial Award and Subsequent Award will initially be subject to forfeiture in the event of an Independent Director’s termination of service on the Board. Each Initial Award and each Subsequent Award shall vest and be released from the forfeiture restriction as to one-fourth of the shares subject to such award at the end of each calendar quarter after (i) the Effective Date in connection with Initial Awards, and (ii) April 1st, in connection with Subsequent Awards, subject to the Independent Director continuing in service on the Board through such dates. No portion of an Initial Award or Subsequent Award which is unvested at the time of an Independent Director’s termination of service on the Board shall become vested thereafter. All of an Independent Director’s Initial Awards and Subsequent Awards shall vest in full upon the occurrence of a Change of Control (as defined in the 2019 Plan) and as otherwise provided in the 2019 Plan and the agreements evidencing such grants.